PROSPECTUS SUPPLEMENT	FILED PURSUANT TO RULE 424(b)(3) REGISTRATION STATEMENT NO. 333-193965

DANDRIT BIOTECH USA, INC.

Up to 2,400,000 Shares of Common Stock

This Prospectus Supplement supplements the prospectus dated August 21, 2014 (as supplemented to date, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-193965).  The Prospectus and this prospectus supplement relate to the sale of up to $12,000,000 (2,400,000 shares) of our common stock at an assumed offering price of $5.00 per share in an initial public offering of our common stock.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.  This prospectus supplement updates, amends and supplements the information included in the Prospectus.  If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Current Report on Form 8-K

On October 15, 2014, we filed a Current Report on Form 8-K with the Securities and Exchange Commission.  The text of such Form 8-K is attached hereto.

_______________

Investing in our common stock involves a high degree of risk. In reviewing the Prospectus and this prospectus supplement, you should carefully consider the matters described under the heading “Risk Factors” beginning on page 9 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

_______________

The date of this prospectus supplement is October 15, 2014.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 15, 2014 (October 10, 2014)

DanDrit Biotech USA, Inc.

(Exact name of registrant as specified in Charter)

Delaware	000-54478	45-2559340
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

DanDrit Biotech A/S

Fruebjergvej 3 Box 62

2100 Copenhagen, Denmark

 (Address of Principal Executive Offices)

+45 39179840

 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

At closings held through October 10, 2014 (the “Closings”) DanDrit Biotech USA, Inc. (the “Company”) completed public sales of an aggregate of 445,300 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), in a registered direct placement of the Company’s Common Stock at $5.00 per share, for gross proceeds of $2,226,500. The Shares were sold pursuant to a Registration Statement on Form S-1, as amended (File No. 333-193965), initially filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on February 14, 2014 (the “Registration Statement”) covering the “best efforts” public sale of up to 2,400,000 shares of Common Stock (the “Offering”). The material provisions of the Offering are described in the prospectus, dated August 12, 2014, filed with the Commission on August 13, 2014, pursuant to Rule 424(b) under the Securities Act (the “Prospectus”). The Company intends to use the gross proceeds from the Closings in accordance with the “Use of Proceeds” described in the Registration Statement.

Sunrise Securities Corp. (the “Placement Agent”) acted as the representative of the several placement agents named in that certain placement agency agreement (the “Placement Agency Agreement”) between the Company and the Placement Agent as representative of the several placement agents named in the Placement Agency Agreement, with respect to the Offering.

In connection with the Closings of the Offering, the Company paid to the Placement Agent an aggregate of $7,250 in cash as a portion of accountable expense reimbursement of up to 1% of the gross proceeds of the Offering, pursuant to the Placement Agency Agreement.

In addition, pursuant to the terms of the Placement Agency Agreement, the Company and the Placement Agent agreed to extend the date of the last closing under the Placement Agency Agreement an additional 30 days to November 13, 2014.

The foregoing description of the Placement Agency Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Placement Agency Agreement, which is filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K filed with the Commission August 14, 2014 and incorporated herein by reference.

 ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS

(d)           Exhibits

1.1	Placement Agency Agreement, dated August 12, 2014, by and among DanDrit Biotech USA, Inc. and Sunrise Securities Corp.*

* Filed as an exhibit to the Company’s Form 8-K filed with the Commission on August 14, 2014 and incorporated herein by reference.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DANDRIT BIOTECH USA, INC.

Date: October 15, 2014	By:	/s/ Eric Leire
Dr. Eric Leire, Chief Executive Officer and President